Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 14, 2012	Kelly C. Clarke
(804) 727-6321

Apple REIT Six, Inc. Reports Results for the Second Quarter of 2012

Richmond, Va., August 14, 2012 – Apple REIT Six, Inc. (“Apple Six” or “the Company”), a real estate investment trust (REIT) that owns 66 Marriott®- and Hilton®-branded hotels, has reported results of operations for the second quarter of 2012 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC). Apple Six encourages the review of all of the Company’s filings with the SEC, including the second quarter 2012 10-Q, which are available online at www.applereitsix.com or www.sec.gov.

Highlights include:

•

Modified funds from operations (MFFO) for the second quarter of 2012 totaled $23.7 million, or $0.26 per share, up approximately 10 percent as compared to MFFO for the same period in 2011 of $21.5 million, or $0.24 per share. For the six-month period ending June 30, 2012, MFFO totaled $41.6 million, or $0.46 per share, up approximately seven percent as compared to MFFO for the same period last year of $38.8 million, or $0.42 per share.[1]

•

Net income from continuing operations was $15.7 million for the second quarter of this year, or $0.17 per share, up 23 percent as compared to the same period in 2011 of $12.7 million, or $0.14 per share. Net income from continuing operations for the six-month period ending June 30, 2012 was $24.9 million, or $0.27 per share, up approximately 15 percent as compared to the same period in 2011 of $21.7 million, or $0.23 per share.

•

For the three- and six-month periods ending June 30, 2012, Apple Six hotels reported for continuing operations an average occupancy of 78 percent and 74 percent, average daily rate (ADR) of $115 and $113, and revenue per available room (RevPAR) of $89 and $83, respectively. As compared to results for the six-month period ending June 30, 2011, occupancy increased by three percent, ADR increased by approximately four percent, and RevPAR increased by approximately six percent.

•	At June 30, 2012, Apple Six’s debt to total initial capitalization ratio was less than seven percent. This amount is well below average debt levels for the hotel industry.

•	The Company’s current annualized distribution rate is $0.792 per share.

About Apple REIT Six, Inc.
Apple REIT Six, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn®, Hampton Inn®, and Hampton Inn & Suites® brands. Our portfolio consists of 66 hotels, containing a total of 7,658 guestrooms in 18 states. Apple Six is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures
Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Six to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Six to implement its operating strategy; Apple Six’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles; and competition within the hotel industry. Although Apple Six believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Six or any other person that the results or conditions described in such statements or the objectives and plans of Apple Six will be achieved. In addition, Apple Six’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Six’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Six with the SEC on March 12, 2012. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. Modified funds from operations (MFFO) excludes costs associated with the evaluation of a potential consolidation transaction and public listing. The Company considers FFO and MFFO in evaluating operating performance and believes FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of FFO and MFFO to net income as reported in the Company’s second quarter 2012 10-Q:

(in thousands, except per share amounts)	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

Net Income	$15,669	$12,894	$24,949	$22,350

Depreciation of real estate owned	7,862	8,600	15,869	16,457

Funds from operations (FFO)	$23,531	$21,494	$40,818	$38,807

Costs related to potential merger	141	—	823	—

Modified funds from operations (MFFO)	$23,672	$21,494	$41,641	$38,807

Net income per share	$0.17	$0.14	$0.27	$0.24

FFO per share	$0.26	$0.24	$0.45	$0.42

MFFO per share	$0.26	$0.24	$0.46	$0.42

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